EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL YEAR 2024 EARNINGS CALL,

2024 ANNUAL MEETING OF SHAREHOLDERS AND RECORD DATE

TULSA, OK, May 2, 2024—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today announces the time and date of their fiscal year 2024 earnings call, as well as the date of the Annual Shareholders Meeting and record date for Shareholder Proxy vote.

EDC will host its Fiscal Year 2024 Earnings Call, including a live Q&A webcast, on Tuesday, May 21, 2024 at 3:30 PM CT (4:30 PM ET). Craig White, Chief Executive Officer and President, Heather Cobb, Chief Sales and Marketing Officer, Dan O’Keefe, Chief Financial Officer, and Secretary, will present the Company’s yearend results and be available for questions following the presentation. Phone lines for participants will be available at (800) 717-1738. The Conference ID is 57633. Audio replays will be available following the event www.edcpub.com/investors.

The Annual Meeting of Shareholders of Educational Development Corporation will be held on July 10, 2024, at 10:00 AM CT (11:00 AM ET) at the Corporate Offices, 5402 S. 122nd E. Ave. in Tulsa, Oklahoma. Shareholders of record at the close of business on May 13, 2024 are entitled to vote on annual proxy matters and to participate in the Annual Meeting.

On or around May 31, 2024, we will mail the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to all shareholders of record at the close of business on May 13, 2024 and post our proxy materials on our website. As described in the Notice, you may request a printed set of the proxy materials, including our Annual Report and Form 10-K for the fiscal year ended February 29, 2024, if you do not wish to access the materials on our website. In addition, the Notice will provide information regarding how you may request to receive proxy materials by mail or by email on an ongoing basis.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710